SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                              Under the Securities
                              Exchange Act of 1934


                              (Amendment No. ___)


                            Micro-Integration Corp.
                                (Name of Issuer)


                          Common Stock, par value $.01
                         (Title of Class of Securities)


                                   594846107
                                 (CUSIP Number)



--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [X]  Rule 13d-1(d)



     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 594846107


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS     John A. Parsons

     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,082,313*
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,082,313*
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,082,313*

________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     37.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

* Includes 15,252 shares held in Micro-Integration Corp. Employee Savings and Stock Ownership Plan, 4,993 shares of which are held by Mr. Parsons' wife. Also includes 165,254 shares held by Mr. Parsons' wife and 56,464 shares held by each of his three children.


                               Page 2 of 5 pages

Item 1(a)           Name of Issuer:

                    Micro-Integration Corp.

Item 1(b)           Address of Issuer's Principal Executive Offices:

                    One Science Park
                    Frostburg, MD 21532

Item 2(a)           Name of Person Filing:

                    John A. Parsons

Item 2(b)           Address of Principal Business Office or, if None, Residence:

                    Micro-Integration Corp.
                    One Science Park
                    Frostburg, MD  21532

Item 2(c)           Citizenship:

                    U.S.A.

Item 2(d)           Title of Class of Securities:

                    Common Stock, par value $0.01 per share

Item 2(e)           CUSIP Number:

                    594846107

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

          (a)   [ ]    Broker or Dealer registered under section 15 of the Act

          (b)   [ ]    Bank as defined in section 3(a)(6) of the Act

          (c)   [ ]    Insurance Company as defined in section 3(a)(19) of the
                       Act

          (d)   [ ]    Investment Company registered under section 8 of the
                       Investment Company Act

          (e)   [ ]    Investment Adviser registered under section 203 of the
                       Investment Advisers Act of 1940

          (f)   [ ]    Employee Benefit Plan, Pension Fund which is subject to
                       the provisions of the Employee Retirement Income Security
                       Act of 1974 or Endowment Fund

          (g)   [ ]    Parent Holding Company, in accordance with
                       section 240.13d-1(b)(ii)(G)

          (h)   [ ]    Group, in accordance with section 240.13d-1(b)(1)(ii)(H)


                               Page 3 of 5 pages

          (i)   [ ]    A church plan that is excluded from the definition of an
                       investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80A03)

          (j)   [ ]    Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

Item 4.  Ownership.

         (a)    Amount Beneficially Owned:  1,082,313*

         (b)    Percent of Class: 37.6%

         (c)    Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:  1,082,313*

                 (ii)   shared power to vote or to direct the vote: -0-

                (iii)   sole power to dispose or to direct the disposition of:
                        1,082,313*

                 (iv)   shared power to dispose or to direct the disposition of:
                        -0-

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8.  Identification and Classification of Members of the Group.

     N/A

Item 9.  Notice of Dissolution of Group.

     N/A

Item 10.  Certification.

     N/A

* Includes 15,252 shares held in Micro-Integration Corp. Employee Savings and Stock Ownership Plan, 4,993 shares of which are held by Mr. Parsons' wife. Also includes 165,254 shares held by Mr. Parsons' wife and 56,464 shares held by each of his three children.


                               Page 4 of 5 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 16, 1999
                                         ---------------------------------------
                                         Date

                                         /s/  JOHN A. PARSONS
                                         ---------------------------------------
                                         Signature

                                         John A. Parsons, Chairman, President,
                                         Chief Executive Officer of
                                         Micro-Integration Corp.
                                         Name/Title